UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 9, 2009
ReSearch Pharmaceutical Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-52981 (Commission File Number)	20-4322769 (IRS Employer Identification No.)

520 Virginia Drive, Fort Washington, PA (Address of principal executive offices)	19034 (Zip Code)
(215) 540-0700
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On July 9, 2009, our wholly owned subsidiary, ReSearch Pharmaceutical Services, LLC, as the successor by merger to our predecessor company, ReSearch Pharmaceutical Services, Inc., a Pennsylvania corporation (“Former RPS”), entered into an amendment to the Revolving Credit and Security Agreement by and between Former RPS and PNC Bank, N.A. dated November 1, 2006 and terminating on October 31, 2009 (the “Credit Agreement”). The Credit Agreement provided for $15,000,000 of available borrowings, subject to certain borrowing base restrictions. Borrowings under the Credit Agreement required interest at the Federal Funds open rate, as defined, plus 1%. The Credit Agreement was secured by all corporate assets and also contains financial and non-financial covenants including restrictions on the payment of dividends, restrictions on acquisitions and restrictions on the repurchase, redemption, or retirement of outstanding equity.
Under the amendment to the Credit Agreement (the “Amendment”), the available borrowings were increased to $30,000,000, the termination date was extended to October 31, 2012, the interest rate on outstanding borrowings was increased to the Federal Funds open rate, as defined, plus 2%, and the facility, collateral evaluation, collateral monitoring, and related fees were increased. All other material terms of the Credit Agreement, including a security interest in all corporate assets, remain unchanged.
We remain the guarantor of all of the obligations of ReSearch Pharmaceutical Services, LLC under the Credit Agreement, as amended.
The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 1.01 of this Form 8-K contains a more detailed description of our guaranty of the obligations of ReSearch Pharmaceutical Services, LLC, and is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
99.1	Third Amendment, dated July 9, 2009.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2009	ReSearch Pharmaceutical Services, Inc.
	By:	/s/ Steven Bell
Steven Bell
Chief Financial Officer